EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Fourth Quarter and Full Year 2021 Financial Results

Results for the Fourth Quarter 2021

  Net income of $9.9 million, or $0.42 per common unit
  Adjusted EBITDA of $12.2 million and distributable cash flow of $11.0 million
  Quarterly cash distribution declared of $0.44 per unit
  Distribution coverage ratio of 1.05x

Results for the Full Year 2021

  Net income of $40.4 million, or $1.71 per common unit
  Adjusted EBITDA of $52.1 million and distributable cash flow of $45.4 million
  Distribution coverage ratio of 1.72x

OMAHA, Neb., Feb. 11, 2022 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the fourth quarter and full year of 2021. Net income attributable to the partnership was $9.9 million, or $0.42 per common unit, for the fourth quarter of 2021, compared with net income of $10.3 million, or $0.44 per common unit, for the same period in 2020.

The partnership also reported adjusted EBITDA of $12.2 million and distributable cash flow of $11.0 million for the fourth quarter of 2021, compared with adjusted EBITDA of $13.8 million and distributable cash flow of $11.3 million for the same period in 2020. Distribution coverage was 1.05x for the three months ended December 31, 2021.

“Green Plains Partners executed on its plan during the year to refinance its debt and increase distributions to unitholders,” said Todd Becker, President and Chief Executive Officer. “The partnership continues to deliver consistent cash flows for its unitholders driven by stable operating results and a strong balance sheet.”

Full Year Highlights and Recent Developments

  On March 22, 2021, Green Plains Inc.’s subsidiary, Green Plains Ord LLC, closed on the sale of its ethanol plant located in Ord, Nebraska to GreenAmerica Biofuels Ord LLC. Correspondingly, the storage assets located adjacent to the Ord plant were sold to Green Plains Ord LLC for $27.5 million, along with the transfer of associated railcar operating leases. In accordance with the loan agreement, the proceeds were used to repay debt.
  On July 20, 2021, the partnership closed on an amended five-year, $60.0 million term loan facility.
  On October 19, 2021, the board of directors of the partnership’s general partner increased the quarterly cash distribution from $0.12 per unit to $0.435 per unit.
  On January 20, 2022, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.44 per unit, or approximately $10.4 million, for the fourth quarter of 2021. The distribution is payable on February 11, 2022, to unitholders of record at the close of business on February 4, 2022.

Results of Operations
Consolidated revenues decreased $2.2 million for the three months ended December 31, 2021, compared with the same period for 2020. Railcar transportation services revenue decreased $0.8 million primarily due to a reduction in average volumetric capacity, and storage and throughput services revenue decreased $0.9 million due to a decrease in throughput volumes, both of which were a result of the sale of our parent’s Hereford ethanol plant in the fourth quarter of 2020 and its Ord ethanol plant in the first quarter of 2021. Terminal services revenue decreased $0.1 million due to lower throughput at our terminals. Trucking and other revenue decreased $0.4 million as a result of lower affiliate freight volume.

Operations and maintenance expenses decreased $0.8 million for the three months ended December 31, 2021, compared with the same period for 2020, primarily due to a reduction in railcar lease expense as a result of our parent’s sale of assets.

During the fourth quarter of 2021, Green Plains Inc.’s average production utilization rate was approximately 83.0% of capacity. Ethanol throughput was 201.4 million gallons, which was below the contracted minimum volume commitment. As a result, the partnership charged Green Plains Trade $0.8 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against potential excess volumes in future periods. The cumulative minimum volume deficiency credits available to Green Plains Trade as of December 31, 2021 totaled $6.9 million. If these credits are unused by Green Plains Trade, $2.8 million will expire on March 31, 2022, $1.4 million will expire on June 30, 2022, $1.9 million will expire on September 30, 2022 and $0.8 million will expire on December 31, 2022. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	% Var.	2021	2020	% Var.
Product volumes
Storage and throughput services	201.4	215.1	(6.4)%	754.5	796.4	(5.3)%

Terminal services:
Affiliate	22.2	23.6	(5.9)	84.3	102.9	(18.1)
Non-affiliate	25.5	25.3	0.8	103.2	103.6	(0.4)
	47.7	48.9	(2.5)	187.5	206.5	(9.2)

Railcar capacity billed (daily average)	68.3	81.1	(15.8)	69.8	80.6	(13.4)

Liquidity and Capital Resources
Total liquidity as of December 31, 2021 consisted of $17.6 million in cash and cash equivalents. Total debt outstanding was $59.5 million, net of debt issuance costs of $0.5 million.

Conference Call Information
On February 11, 2022, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter and full year 2021 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 5896346. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$17,645	$2,478
Accounts receivable, including from affiliates	14,555	14,744
Other current assets	845	772
Total current assets	33,045	17,994
Property and equipment, net	28,773	32,119
Operating lease right-of-use assets	38,863	40,604
Other assets	13,791	14,603
Total assets	$114,472	$105,320

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable, including to affiliates	$4,954	$4,399
Operating lease current liabilities	12,108	11,506
Current maturities of long-term debt	-	97,739
Other current liabilities	5,420	5,438
Total current liabilities	22,482	119,082
Long-term debt	59,467	-
Asset retirement obligations	2,658	2,865
Operating lease long-term liabilities	27,562	29,835
Total liabilities	112,169	151,782

Partners' equity (deficit)	2,303	(46,462)
Total liabilities and partners' equity (deficit)	$114,472	$105,320

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2021	2020	% Var.	2021	2020	% Var.
Revenues
Affiliate	$18,117	$20,183	(10.2)%	$74,178	$78,510	(5.5)%
Non-affiliate	977	1,128	(13.4)	4,274	4,835	(11.6)
Total revenues	19,094	21,311	(10.4)	78,452	83,345	(5.9)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	5,908	6,715	(12.0)	23,061	26,125	(11.7)
General and administrative	1,260	1,168	7.9	4,412	4,206	4.9
Depreciation and amortization	966	939	2.9	3,737	3,806	(1.8)
Total operating expenses	8,134	8,822	(7.8)	31,210	34,137	(8.6)
Operating income	10,960	12,489	(12.2)	47,242	49,208	(4.0)

Interest expense	1,272	2,331	(45.4)	7,392	8,513	(13.2)

Income before income taxes and income from equity method investee	9,688	10,158	(4.6)	39,850	40,695	(2.1)
Income tax (expense) benefit	41	(46)	(189.1)	(188)	(212)	(11.3)
Income from equity method investee	183	176	4.0	700	664	5.4
Net income	$9,912	$10,288	(3.7)%	$40,362	$41,147	(1.9)%

Net income attributable to partners' ownership interests:
General partner	$198	$206	(3.9)%	$807	$823	(1.9)%
Limited partners - common unitholders	9,714	10,082	(3.7)	39,555	40,324	(1.9)

Earnings per limited partner unit (basic and diluted):
Common units	$0.42	$0.44	(4.5)%	$1.71	$1.74	(1.7)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,208	23,161		23,185	23,149

Supplemental Revenues Data:
Storage and throughput services	$11,564	$12,513	(7.6)%	$46,953	$48,603	(3.4)%
Rail transportation services	4,673	5,460	(14.4)	19,198	21,496	(10.7)
Terminal services	1,898	2,018	(5.9)	8,156	8,506	(4.1)
Trucking and other	959	1,320	(27.3)	4,145	4,740	(12.6)
Total revenues	$19,094	$21,311	(10.4)%	$78,452	$83,345	(5.9)%

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net income	$40,362	$41,147
Noncash operating adjustments:
Depreciation and amortization	3,737	3,806
Distribution from equity method investee	1,500	1,000
Other	1,737	1,690
Net change in working capital	414	146
Net cash provided by operating activities	47,750	47,789

Cash flows from investing activities:
Purchases of property and equipment	(668)	(162)
Disposition of assets	27,500	10,000
Net cash provided by investing activities	26,832	9,838

Cash flows from financing activities:
Payments of distributions	(18,839)	(19,800)
Net payments on revolving credit facility	-	(5,100)
Net payments on long-term debt	(40,000)	(27,000)
Payments of loan fees	(581)	(3,517)
Other	5	7
Net cash used in financing activities	(59,415)	(55,410)

Net change in cash and cash equivalents	15,167	2,217
Cash and cash equivalents, beginning of period	2,478	261
Cash and cash equivalents, end of period	$17,645	$2,478

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$9,912	$10,288	$40,362	$41,147
Interest expense (1)	1,272	2,331	7,392	8,513
Income tax expense (benefit)	(41)	46	188	212
Depreciation and amortization	966	939	3,737	3,806
Transaction costs	-	25	5	25
Unit-based compensation expense	60	81	279	320
Proportional share of EBITDA adjustments of equity method investee (2)	45	44	184	181
Adjusted EBITDA	12,214	13,754	52,147	54,204
Interest paid or payable	(1,272)	(2,331)	(6,392)	(8,513)
Income taxes paid or payable	41	(46)	(188)	(137)
Maintenance capital expenditures	-	(65)	(139)	(181)
Distributable cash flow (3)	$10,983	$11,312	$45,428	$45,373
Distributions declared (4)	$10,429	$2,841	$26,425	$11,361
Coverage ratio	1.05x	3.98x	1.72x	3.99x

(1) Includes $1.0 million in unamortized debt issuance costs written off upon extinguishment of debt for the twelve months ended December 31, 2021.
(2) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(3) Distributable cash flow does not include adjustments for the principal payments on the term loan of $50.0 million during the twelve months ended December 31, 2021 and of $17.5 million and $30.0 million during the three and twelve months ended December 31, 2020, respectively.
(4) Distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com